Exhibit (h)(4)

AMENDMENT TO

MASTER SERVICES AGREEMENT

This Amendment is made as of October 1, 2004, between STEWARD FUNDS, INC. (f/k/a CAPSTONE CHRISTIAN VALUES FUND, INC.) (the "Company"), and BISYS FUND SERVICES OHIO, INC. ("BISYS").

WHEREAS, the Company and BISYS are parties to a Master Services Agreement (the "Agreement") dated as of May 24, 2004;

WHEREAS, the Company's name has changed to Steward Funds, Inc.;

WHEREAS, the Funds of the Company as of the date hereof are listed on Schedule A;

WHEREAS, the parties hereto wish to update and restate Schedule A to the Agreement to reflect the foregoing;

WHEREAS, the Company wishes BISYS to serve as a passive non-band trustee or custodian of Traditional IRA, Roth IRA, Coverdell Education Savings, SIMPLE IRA, and 403(b)(7) accounts offered by the Company (collectively, "IRA Accounts"); and

WHEREAS, BISYS agrees to do so, and to perform the additional recordkeeping and administrative listed below on the terms set forth below.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of sufficiency of which are hereby acknowledged, the parties agree as follows:

  Schedule A to the Agreement is hereby updated and amended as set forth in Schedule A attached.

  Services as Trustee/Custodian

(a)  BISYS has obtained a non-bank Trustee/Custodian Notice of Approval letter from the Treasury Department, Internal Revenue Service, dated December 31, 2003. BISYS has the knowledge and capabilities to act as a passive non-bank trustee/custodian of the IRA Accounts offered by the Company and to perform the services undertaken as BISYS under this Section 2 of this Amendment.

(b) BISYS agrees to act as a non-bank custodian for plans qualified under section 401 and accounts described in section 403(b)(7) of the Internal Revenue Code (the "Code"), a non-bank trustee or custodian of IRAs established under sections 408, 408(A), and 530 of the Code, and a non-bank custodian of eligible deferred compensation plans described in section 457(b) of the Code, but only as long as BISYS continues to act as transfer agent to the Funds and retains all legal qualifications to act as such. In this capacity, BISYS will act only as a passive non-bank trustee (within the meaning of section 1.408-2(e)(6)(i)(A) of the IRS regulations), and BISYS will not have any discretion to direct investments within any of the IRA accounts.

(c)  BISYS will retain the following original documents for the IRA Accounts: Internal Revenue Service Form 5303-A, Form 5305-RA, 5305-EA, 5305-SA, 5305-SEP plan agreement and 403(b)(7) custodial account agreement. BISSY shall have the right to review and comment upon the plan agreements and other documentation relating to or affecting its services hereunder, and shall have no liability for any modifications made thereto without its express written consent. BISYS may rely upon the most recent versions of the plan agreement and such other documentation provided to it, and shall render its services hereunder in a manner consistent with the terms of such plan agreement and such other documentation.

(d) In relation to the IRA Accounts, BISYS will perform the functions described in Schedule B-1.

 3.    As compensation for services set forth in Section 2 above, BISYS shall be entitled to twelve dollars ($12.00) per social security number, for each plan or account type, per year (the "Custodial Fee"), to be paid within the month prior to December 31 of each such year, for the services provided to the Account or Accounts. BISYS will collect the Custodial Fee from each IRA Account.

4.    This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

5.    Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

STEWARD FUNDS, INC.

By: _____________________________
Name___________________________
Title:_____________________________

BISYS FUND SERVICES OHIO, INC.

By: _____________________________
Name: __________________________
Title: ____________________________

AMENDED SCHEDULE A

TO THE MASTER SERVICES AGREEMENT

BETWEEN

BISYS FUND SERVICES OHIO, INC. AND

STEWARD FUNDS, INC. (f/k/a CAPSTONE CHRISTIAN VALUES FUND, INC.)

FUNDS

STEWARD DOMESTIC ALL-CAP EQUITY FUND                             October 1, 2004

STEWARD SELECT BOND FUND                                                         October 1, 2004

In addition, the Company has authorized an additional Fund, the Steward Multi-Manager Equity Fund, which is scheduled to commence operations on February 15, 2005.

SCHEDULE B-1

TO THE AMENDEMENT OF THE MASTER SERVICES AGREEMENT

BETWEEN

BISYS FUND SERVICES OHIO, INC. AND

STEWARD FUNDS, INC. (f/k/a CAPSTONE CHRISTIAN VALUES FUND, INC.)

Additional Services and Fees Related to IRA Accounts

BISYS shall act as the IRA custodian for the Fund's IRA Accounts, and will perform the additional recordkeeping and administrative functions listed below with respect to those accounts (in addition to any applicable services already set forth on Schedule B of the Agreement:

Account Processing
O	Opening new Traditional IRA, Roth IRA, Coverdell Education Savings, SIMPLE IRA, and 403(b)(7) accounts
O	Processing purchases and redemptions of shares for Account Holders
O	Processing dividends and capital gain distributions
O	Notification of distribution requirements related to age 70-1/2
O	Maintaining beneficiary information on system
O	Calculating distributions, withdrawals, required withholding and other payment to Account Holders

Account Maintenance
O	Maintaining Account Holder records
O	Changing addresses for Account Holders
O	Addressing and tabulating proxy cards for any shareholder meetings of the Funds
O	Preparing periodic reports on accounts, numbers of shares, etc.
O	Supplying an annual shareholder list
O	Preparation and filing of federal tax forms (1099-R, 5498)
O	Replying to shareholder correspondence and inquiries
O	Responding to all telephone inquiries about Accounts and maintaining a log of all such inquiries and the response given
O	Distributing all updates to Account documentation